Exhibit 11
UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(dollars in millions, except per share amounts)	2015	2014	2013	2012	2011
Net income from continuing operations	$3,996	$6,066	$5,265	$4,337	$4,265
Net income from discontinued operations	3,612	154	456	793	714
Net income attributable to common shareowners	$7,608	$6,220	$5,721	$5,130	$4,979

Net income from continuing operations	$3,996	$6,066	$5,265	$4,337	$4,265
Basic earnings for period	$3,996	$6,066	$5,265	$4,337	$4,265
Diluted earnings for period	$3,996	$6,066	$5,265	$4,337	$4,265
Basic average number of shares outstanding during the period (thousands)	872,700	898,300	901,000	895,200	892,300
Stock awards (thousands)	10,500	13,300	14,100	11,400	14,500
Diluted average number of shares outstanding during the period (thousands)	883,200	911,600	915,100	906,600	906,800
Basic earnings per common share - continuing operations	$4.58	$6.75	$5.84	$4.84	$4.78
Diluted earnings per common share - continuing operations	$4.53	$6.65	$5.75	$4.78	$4.70

Net income attributable to common shareowners	$7,608	$6,220	$5,721	$5,130	$4,979
Basic earnings for period	$7,608	$6,220	$5,721	$5,130	$4,979
Diluted earnings for period	$7,608	$6,220	$5,721	$5,130	$4,979
Basic average number of shares outstanding during the period (thousands)	872,700	898,300	901,000	895,200	892,300
Stock awards (thousands)	10,500	13,300	14,100	11,400	14,500
Diluted average number of shares outstanding during the period (thousands)	883,200	911,600	915,100	906,600	906,800
Basic earnings per common share	$8.72	$6.92	$6.35	$5.73	$5.58
Diluted earnings per common share	$8.61	$6.82	$6.25	$5.66	$5.49